EXHIBIT 3.5

CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
CORAUTUS GENETICS INC.

          Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

          FIRST:  The name of the Corporation is Corautus Genetics Inc.  The Corporation was originally incorporated under the name “Urogen Corp.”  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995.  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995.  Certificates of Amendment to the Restated Certificate of Incorporation were filed on March 22, 2000, October 1, 2001 and February 5, 2003.

          THIRD:  The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Article IV of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

          “The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each seven (7) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the closing prices of the Corporation’s Common Stock as reported on the American Stock Exchange for the five trading-day period ending on the last business day before the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

          The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law.  Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

          FOURTH:  This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

CORAUTUS GENETICS INC.

/s/ RICHARD E. OTTO

Richard E. Otto Chief Executive Officer